Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM to Acquire GrainCorp
Combined company will create enhanced global partner for growers and customers

DECATUR, Ill., May 1, 2013 and SYDNEY, May 2, 2013—Archer Daniels Midland Company (NYSE: ADM) announced today that it has completed due diligence on GrainCorp Limited (ASX: GNC) and intends to make a cash offer to acquire the outstanding common shares of the company for A$12.20 per share under the terms of the takeover bid implementation deed signed with GrainCorp last week.

“We believe the offer delivers strong value for both companies’ shareholders,” said ADM Chairman and CEO Patricia Woertz. “The acquisition fits well with our growth strategy and will meet our return objectives. We are also confident in the cultural fit of our two companies: we share similar values of integrity, excellence and safety, with strong commitments to people, communities, customers and sustainability.

“With the world’s population growing by half a billion people every decade, and with rising incomes driving increased consumption of grains and protein, global demand for agricultural products will continue to see significant growth. GrainCorp provides an excellent platform to serve that growth, particularly in fast-growing markets in the Middle East, Africa and Asia. Together, ADM and GrainCorp will give customers around the world access to a more diversified origination portfolio while providing Australian growers with greater access to world markets, enhanced logistics, and leading market insight.”

The offer implies an aggregate transaction value of about A$3.4 billion. The transaction value reflects the weighted average cost of acquiring the initial 19.8 percent stake in GrainCorp at an average of A$11.24 per share, and the remaining shares of GrainCorp at A$12.20 per share. The transaction meets ADM’s key financial objectives, and will be earnings accretive in the first full year. ADM will fund the acquisition through a combination of operating cash flows and debt.

As part of the agreement, GrainCorp will additionally pay to its shareholders, prior to the completion of the transaction, dividends totaling A$1.00 per share. If the regulatory conditions are not achieved by Oct. 1, 2013, GrainCorp will pay an additional dividend of A3.5 cents per share for each full month between Oct. 1, 2013 and the satisfaction or waiver of the regulatory conditions, subject to GrainCorp being profitable over that period.

GrainCorp has indicated that the ADM offer would be unanimously recommended by the GrainCorp board, subject to there being no superior proposal, an independent expert confirming that the offer is fair and reasonable, and the regulatory conditions for the acquisition being satisfied or waived by Dec. 31, 2013.

The offer is subject to conditions, set out in the takeover bid implementation deed viewable at www.adm.com, which include ADM receiving a minimum acceptance of 50.1 percent of GrainCorp shares. ADM presently owns 19.8 percent of GrainCorp’s shares.

The company will discuss the GrainCorp transaction during today’s first quarter financial results conference call and audio webcast at 5 p.m. Central U.S. Time (8 a.m. Australian Eastern Standard Time). To listen to the call via the Internet or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial (888) 522-5398 in the U.S. or (706) 902-2121 if calling from outside the U.S. The access code is 32838804.

ADM will file a Bidder’s Statement, and GrainCorp will file a Target’s Statement with the Australian Securities Exchange (the “ASX”).

Barclays and Citi are acting as financial advisors. Corrs Chambers Westgarth and Cravath, Swaine & Moore LLP are acting as legal advisors.

Forward-Looking Information

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including, without limitation, with respect to any potential acquisition by ADM of all or any portion of GrainCorp. There can be no certainty that any discussions will result in a transaction or the entry into a definitive agreement. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks are described in detail in the ADM Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to ADM, and ADM assumes no obligation to update any such forward-looking statements.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

About GrainCorp

GrainCorp is Australia’s leading agribusiness, with integrated “end-to-end” grain handling and processing infrastructure in Australia and overseas. By connecting local and global consumers to grain growers, GrainCorp plays an important role in the grain supply chain for the supply of wheat and flour, barley and malt and canola and edible oils. The company:
•	Handles ~75 percent of eastern Australia’s annual grain production through direct receivals at either country sites or port terminals;
•	Handles ~90 percent of eastern Australia’s bulk grain exports;

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Markets ~35 percent of eastern Australia’s grain to overseas consumers and 25 percent to domestic consumers, and has a growing international grain marketing platform with a presence in the UK, Europe, Canada and Asia;

•	Produces ~35 percent of Australia’s malt and is the world’s 4th largest commercial maltster with international operations in Canada, the USA, the UK and Germany;
•	Produces ~40 percent of Australia’s crude canola oil and refined edible oils, and is a leading edible oil refiner in New Zealand;
•	Imports and exports ~40 percent of Australasia’s edible oil through 12 bulk liquid terminals;
•	Produces ~35 percent of Australia’s flour (through 60 percent interest in Allied Mills).

Archer Daniels Midland Company

Media Relations
David Weintraub
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217-424-5413

Investor Relations
Ruth Ann Wisener
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